STATE  OF  SOUTH  CAROLINA     )
                               )          EMPLOYMENT  AGREEMENT
COUNTY  OF  GREENVILLE         )


          THIS EMPLOYMENT AGREEMENT, made and entered into this 2ND day of September, 1999, by and between JAMES B. SCHWIERS, a resident of the State and County aforesaid, hereinafter referred to as "Employee" and Summit Financial Corporation, a corporation duly chartered pursuant to the laws of the State of South Carolina, hereinafter referred to as "Employer".
W  I  T  N  E  S  S  E  T  H:
          WHEREAS, the Employer is a corporation chartered under the laws of the State of South Carolina and
          WHEREAS, Employee is the Executive Vice President and Chief Operating Officer of the banking operation which is a wholly-owned subsidiary of the Employer; and
          WHEREAS, the terms of this Agreement are subject to the approval by the Board of Directors of the Employer;
          NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, the parties hereto agree as follows:

          1. Employment. That the Employer, subject to the terms and conditions hereof, does hereby agree to employ the Employee and the Employee accepts such employment, from the date hereof and to continue therefrom until terminated as hereinafter provided.

          2. Duties. That the Employee is employed to act as Executive Vice President/Chief Operating Officer of the banking entity, which is a wholly-owned subsidiary of the Employer and to perform such other duties on behalf of the Employer, as well as any subsidiary thereof, which will benefit the Employer.

          3. Termination by Employee. That the Employee may terminate his employment hereunder at any time after he has given ninety (90) days prior written notice to the Employer, such notice to be accomplished by delivery of such written termination to either the Chairman of the Board of Directors or President (provided that the Employee is not serving in either capacity) of the Employer.

          4. Termination by Employer. That the Employer may terminate immediately the Employee's employment hereunder at any time, with or without cause, by giving written notice of such termination of employment to the Employee.

          5. Automatic Termination of Employee. That the employment of the Employee shall be automatically terminated upon the earlier of any of the following:
               (a)     The  death  of  the  Employee.
               (b) The disability of the Employee so as to prevent the Employee from adequately performing his duties contemplated hereunder (the determination of any such disability shall be within the sole discretion of the Board of Directors of the Employer). The Employee will be compensated at his normal rate until the earlier of: (i) such time as he begins to receive benefits from his disability insurance; or (ii) a period ending one hundred eighty (180) days from such determination of disability.

          6. Compensation. That for all of his duties hereunder, the Employee shall receive compensation at the rate currently in place. However, anything to the contrary notwithstanding, this compensation shall terminate immediately in the event of termination of employment hereunder for any reason whatsoever except for any payments which might be due the Employee under paragraph 5(b) or by reason of the Employer enforcing its covenant not to compete set forth herein below.

          7.  Covenant  Not  to  Compete.
               (a) That in the event the Employee voluntarily terminates his employment with the Employer or any subsidiary of the Employer, that the Employee agrees that he will not, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management or operation of any business similar to that type of business then conducted by the Employer or by any subsidiary for which the Employee is then actively engaged for a period of twelve (12) months from the date of such termination of employment and within the radius of twenty (20) miles from where the Employee has his main office or five (5) miles from any branch office, while he is performing his services hereunder. Further, that the Employee acknowledges that this covenant not to compete with the Employer, or such subsidiary, is NOT made under duress and that it is an essential part of the Agreement, without which the Employer would not have engaged or continued the services of the Employee. Further, the Employee acknowledges that this covenant not to compete is for such good and valid consideration, the receipt of which is hereby acknowledged and Employee agrees that in the event of a threatened breach of his covenant under this Agreement, that any remedy at law would be inadequate and Employer may seek injunctive relief, as well as damages.

          b) That in the event that the Employer shall terminate the employment of the Employee, without cause ("cause" is defined herein below), the Employer agrees to pay the Employee one hundred (100%) percent of his regular monthly salary (regular monthly salary shall be computed by dividing by twelve (12) the Employee s W-2 cash salary and cash bonus income from the Employer for the calendar year immediately preceding such termination of employment). Such payment to begin on the last day of the first month following the termination of employment and to continue for one (1) year from the date of termination of employment. At Employer's sole option, and for the same monthly payment amounts, this non-competition agreement may be continued up to a maximum of two
(2) years from the date of termination of employment; PROVIDED, HOWEVER, that after one (1) year from the date of termination, Employer shall have the absolute right, in its sole discretion, to terminate, at any time, this said non-competition agreement by giving thirty (30) days prior written notice to the Employee, mailed to the Employee s address designated in Item 8 hereof and this covenant not to compete shall terminate thirty (30) days after the mailing of such notice and the payments referred to herein above shall likewise automatically terminate on said date, after which termination by the Employer, no payments shall be payable as it is expressly acknowledged by both the Employee and the Employer that Employer shall have no obligation whatsoever to continue this covenant not to compete for any period of time beyond one (1) year from the date of termination. Naturally, such notice of termination of such payments by the Employer shall, at that time, release the Employee from his obligation not to compete. Such non-compete shall prevent the Employee from, directly or indirectly, owning, managing, operating, or being employed by, participating in or being connected in any manner with the ownership, management and operation of any business similar to that type of business then conducted by the Employer or by any subsidiary for which the Employee is then actively engaged for a period of twelve (12) months (24 months at Employer's sole options) from the date of such termination of employment and within the radius of twenty (20) miles from the office of the Employer, or five (5) miles from any branch office, as the case may be, within which Employee has his main office while he is performing his services hereunder. Further, that the Employee acknowledges that this covenant not to compete with the Employer or such subsidiary is NOT made under duress and that it is an essential part of this Agreement, without which the Employer would not have engaged or continued the services of the Employee. Further, the Employee acknowledges that this covenant not to compete is for such good and valid consideration, the receipt of which is hereby acknowledged and Employee agrees that in the event of a threatened breach of his covenant under this Agreement, that any remedy at law would be inadequate and Employer may seek injunctive relief, as well as damages.

          (c) That in the event that the Employer shall terminate the employment of the Employee for cause (with cause" being defined under this Agreement to mean either: (i) willful failure of the Employee to substantially perform prescribed duties other than a result of disability (the Employee shall be given written notice of an alleged willful failure to substantially perform such prescribed duties and shall have a period of thirty (30) days to correct such willful failure to substantially perform such prescribed duties); or (ii) the willful engaging in misconduct significantly detrimental to the Employer), the Employer agrees to pay the Employee one hundred (100%) percent of his regular monthly salary (regular monthly salary shall be computed by dividing by twelve
(12) the Employee's W-2 cash salary and cash bonus income from the Employer for the calendar year immediately preceding such termination of employment) for a period of one (1) month. Further, that in the event of such termination for cause, the Employee agrees that he will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management or operation of any business similar to that type of business then conducted by the Employer or by any subsidiary for which the Employee is then actively engaged for a period of six (6) months from the date of termination of employment and within a radius of twenty (20) miles from where the employee has his main office, or five (5) miles from any branch office, while he is performing the services hereunder. Further, that the Employee acknowledges that this covenant not to compete with the Employer, or such subsidiary, is NOT made under duress and that it is an essential part of this Agreement, without which the Employer would not have engaged or continued the services of the Employee. Further, the Employee acknowledges that this covenant not to compete is for such good and valid consideration and Employee agrees that in the event of a threatened breach of his covenant under this Agreement, that any remedy at law would be inadequate and Employer may seek injunctive relief, as well as damages.

          (d) That in the event the Employee is terminated by the Employer after a change in control (as hereinafter defined) or by the Employer during the pendency of a potential change in control (other than for cause in either case) or by the Employee for good reason (as hereinafter defined) after a change in control, then the Employee is entitled to EITHER:

OPTION 1: a non-competition amount equal to three (3) times his annual base pay amount, calculated as the average of the Employee s W-2 annual cash salary and cash bonus income from the Employer over the five (5) most recent taxable years, payable in three (3) equal annual installments without any interest due thereon, the first installment being due within thirty (30) days from the date of such termination and annually thereafter until paid in full; OR:

OPTION 2: a non-competition amount equal to one-and-one-half (1-1/2) times his annual base pay amount, calculated as the average of the Employee s W-2 annual cash salary and cash bonus income from the Employer over the five (5) most recent taxable years, payable in two (2) equal annual installments without any interest due thereon, the first installment being due within thirty (30) days from the date of such termination and annually thereafter until paid in full.

     Employee must select in writing to receive non-competition payments under either OPTION 1 or OPTION 2 as defined above within 48 hours of such termination. In addition, the Employee is entitled to continued life, disability and medical insurance coverage for a period of twelve (12) months, paid for by the Employer.

     Said non-compete payments shall prevent the Employee from, directly or indirectly, owning, managing, operating, or being employed by, participating in or being connected in any manner with the ownership, management and operation of any business similar to that type of business then conducted by the Employer or by any subsidiary for which the Employer is then actively engaged for a period of EITHER:

Assuming the Employee selects OPTION 1: 36 months from the date of such termination of employment, OR:

Assuming the Employee selects OPTION 2: 18 months from the date of such termination of employment.

     Further, for either of the Options, said non-competition payments will prevent the Employee's activities described above within the radius of twenty
(20) miles from the office of the Employer, or five (5) miles from any branch office, as the case may be, within which Employer has his main office while he is performing his services hereunder. The Employee acknowledges that this covenant not to compete with the Employer or such subsidiary is NOT made under duress and that it is an essential part of this Agreement. Further, the Employee acknowledges that this covenant not to compete is for such good and valid consideration, the receipt of which is hereby acknowledged. The Employer and Employee acknowledge that any breach of this contract would cause damages to the Employer, the value of which would be difficult to determine. For that reason, the Employer and Employee hereby agree upon liquidated damages specifying that the damages that the Employer would incur as a result of a breach by the Employee would be determined based on the present value of the stream of unpaid non-competition payments specified above. In addition, in the event of a breach of the Employee s covenant under this Agreement, the Employer may seek injunctive relief, as well as the liquidated damages set forth above.

     A change in control occurs if: (i) any person or entity acting directly or indirectly or through or in concert (other than persons who are presently on the Board of Directors for the Employer) with one or more persons, acquires the power, directly or indirectly, to vote twenty-five (25%) percent or more of any class of voting securities of the Employer; or (ii) the Employer becomes a subsidiary of another corporation or is merged or consolidated into another corporation. A potential change in control occurs if: (i) the Employer has entered into an agreement, the consummation of which would result in a change in control; (ii) any person publicly announces his intention to take or to consider taking actions which, if consummated, would constitute a change in control; or
(iii) any person becomes the beneficial owner, as defined under Securities and Exchange Commission rules, directly or indirectly of the Employer s securities which represent nine and one-half (9.5%) percent or more of the combined voting power of the Employer's then outstanding securities entitled to elect directors; or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control for purposes of the agreement has occurred. A potential change in control remains pending for purposes of receiving payments under the agreement until the earlier of the occurrence of a change in control or a determination by the Board of Directors or a committee thereof (at any time) that a change of control is not or was no longer reasonably expected to occur.

          Termination of employment because of disability, retirement or death, or by the Employer for cause or by the Employee for any reason other than for good reason, will not result in the full payment of benefits under the provisions of paragraph 7(d) above. Cause" is defined under the agreement to mean: (i) willful failure substantially to perform prescribed duties other than as a result of disability; or (ii) the willful engaging in misconduct significantly detrimental to the Employer. Good reason" for Employee to terminate employment with the Employer occurs if: (i) duties are assigned that are materially inconsistent with previous duties; (ii) duties and responsibilities are substantially reduced; (iii) base compensation is reduced not as part of an across-the-board reduction for such executives; (iv) participation under compensation plans or arrangements generally made available to persons at the Employee s level of responsibility at the Employer is denied except as otherwise provided; (v) a successor fails to assume the agreement; or
(vi)  termination  is  made  without  compliance  with  prescribed  procedures.

          8. Addresses. That, unless mutually amended in writing, any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the following addresses:

          FOR  THE  EMPLOYER:
          Summit  Financial  Corporation
          C/O  J.  Randolph  Potter
          P  O  Box  1087
          Greenville,  SC  29602

          FOR  THE  EMPLOYEE:
          James  B.  Schwiers
          224  E.  Augusta  Place
          Greenville,  SC  29605

          9. Vacation. That during the term of active employment hereunder, the Employee shall be entitled to an annual paid vacation of three (3) weeks to be taken at such reasonable time or times as allowed by the Board of Directors of the Employer.

     10. Employee Benefits. That the Employee shall be entitled, during the term of active employment hereunder, to those employee benefits currently in place for the Employee.

          11. State Law. That this Agreement is made pursuant to the laws of the State of South Carolina and shall be construed thereby.

          12. Entire Agreement. That this Agreement constitutes the sole and complete agreement between the Employer and the Employee and it is agreed that no verbal or other statement, inducements or representations have been made to or relied upon by the Employee and that no modification to this Agreement shall be binding upon either party hereto unless in writing and signed by each party.

          13. Binding Effect. That this Agreement is binding upon the parties hereto, their successors, personal representatives, legal representatives, heirs and assigns (however this Agreement shall not be assigned by the Employee unless the Employer shall agree thereto in writing).

          IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the date above first written.

IN  THE  PRESENCE  OF:             EMPLOYER:
                                   SUMMIT  FINANCIAL  CORPORATION

   /s/ Blaise B. Bettendorf        By:  /s/ J. Randolph Potter
                                   Its:  President
   /s/ Karen Dye                   And:  /s/ C. Vincent Brown
                                   Its:  Chairman


                                   EMPLOYEE:

   /s/ Blaise B. Bettendorf          /s/ J. B. Schwiers
   /s/ Karen Dye